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                                   EXHIBIT 6.2

                                CONTRACT OF SALE
                        FOR INTERNET URL (DOMAIN NAME) OF
                              "POLITICALJUNKIE.COM"

         THIS CONTRACT is entered into on this 17th day of August, 1999, by and between KURT EHRENBERG, whose address is 281 Wallis Road, Rye New Hampshire 03870, and who will be referred to in this Contract as the "Seller"; and POLITICS.COM, INC., a Nevada Corporation, with its principal place of business at 2530 South Rural Road, Tempe, Arizona 85282, and which will be referred to in this document as the "Buyer".

                                    RECITALS

         WHEREAS, Seller is the sole owner of the following World-Wide-Web Uniform Resource Locator, or Internet Domain Name, known as
"POLITICALJUNKIE.COM", which will be referred to in this Contract as the "URL".

         WHEREAS, Seller registered the URL with Network Solutions, Inc. under the name of Wallis Sands Associates, a fictitious name created by Seller.

         WHEREAS, Seller is also the sole owner of all of the intangible rights and assets that are or have been connected with the ownership and use of the URL. These rights and assets may include, but are not limited to, (i) all state and federal statutory and common law rights to any trade names, trademarks, service marks or copyrights, (ii) software at the Internet Domain Name, (iii) content of the politicaljunkie.com Web site, (iv) the list of subscribers to the politicaljunkie newsletter, and (v) any business goodwill that may be associated with the URL and its ownership and use. These rights and assets shall together be referred to in this Contract as the "Associated Assets."

         WHEREAS, it is the intent and agreement of the parties that the Seller will hereby convey to the "Buyer" all right, title and interest that the Seller has in and to the URL, along with 100% of all right, title and interest that the Seller has or may acquire in and to the Associated Assets.

                                   AGREEMENTS

         WHEREFORE, in view of the foregoing, and in consideration of the mutual promises and covenants that are contained in this Contract, the Buyer and Seller agree as follows:

         1. SALE AND PURCHASE: In exchange for the aggregate amount of $55,000, of which $36,667 has previously been paid by Buyer and received by Seller and of which the remaining $18,333 will be paid by Buyer to Seller no later than August 24, 1999, and for other good and valuable consideration, which will be referred to herein as the "Purchase Price", the receipt and adequacy of which is hereby acknowledged, and subject to the other terms and conditions that are set forth in this Contract, the Seller hereby sells, conveys and transfers to the Buyer, and the Buyer hereby purchases, accepts and receives from the Seller, the URL and all of the Associated


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Assets, that the Seller now owns or may hereafter acquire which in any way relates to the URL.

         2. MATERIAL REPRESENTATIONS BY THE SELLER: As a material part of the consideration that will be provided to the Buyer by the Seller in this transaction, the Seller represents as follows:

                  a. The Seller is the sole owner of the URL and the Associated Assets, and has the full and unrestricted right to sell and convey the URL and the Associated Assets to the Buyer.

                  b. There are no prior owners of the URL or the Associated Assets who now own, claim, or have any interest in the URL or the Associated Assets.

                  c. Seller registered the URL with Network Solutions, Inc. under the name "Wallis Sands Associates", which is a fictitious name created by Seller.

                  d. There are no pending, expected or threatened legal actions or claims relating to the URL or the Associated Assets.

                  e. The Seller has not granted to any individual or entity any rights or interests in or to the URL or the Associated Assets, and there are no individuals or entities that have or are making a claim of any right to the URL or to any of the Associated Assets.

                  f. The Seller shall cooperate and assist the Buyer, in whatever way is necessary to see that the transfers undertaken hereby are properly accomplished.

         3. COVENANTS OF THE SELLER AND THE BUYER:

                  a. The Seller agrees to continue to manage and operate the politicaljunkie.com Web site in the ordinary course in the same manner consistent with its past practice until the Buyer's politics.com Web site is operational, ready to absorb content and receive diverted traffic from the URL.

                  b. In the event the Buyer fails to make the final payment of $18,333 to Seller on or before August 24, 1999, upon written request of Seller, Buyer shall transfer all right, title and interest of the URL and the Associated Assets back to Seller and will execute and deliver those documents reasonably necessary to effect such transfer; provided, however, that any payments previously received by Seller from Buyer shall be refunded to Buyer upon Buyer's execution and delivery of such transfer documents.

         4. TRANSFER OF URL REGISTRATION: Upon execution of this Contract, the Seller shall immediately send the original of the InterNIC/Network Solutions, Inc. Registrant Name Change Agreement, which is attached to this Contract as Exhibit "A", completed, signed and notarized by the Seller, to Network Solutions, Inc. for formal processing, at the address that is shown at the top of that document. It shall be the responsibility of the Seller to see that transfer takes place as requested. Exhibit "A" is hereby made a part of this Contract.



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         5. EXECUTION OF OTHER DOCUMENTS: The Seller and the Buyer will promptly execute any other documents, and will promptly perform any other acts, that may be reasonably necessary or convenient in order to properly accomplish the transfer of the URL and the Associated Assets as set forth in this Contract.

                  a. The Buyer shall execute, at the Internet web site of WWW.NETWORKSOLUTIONS.COM", a Domain Name Registration Agreement with Networks Solutions, Inc., obligating Buyer to assume payment of certain registration and renewal fees for the URLS.

                  b. The Seller shall confirm, via the "WHO IS?" service of InterNIC and Network Solutions, Inc., at the Internet web site of "WWW.NETWORKSOLUTIONS.COM", and certify to the Buyer in writing that the URL has in fact been formally and properly transferred from the Seller to the Buyer.

         6. GOOD FAITH OBLIGATION OF PARTIES: The Buyer and the Seller shall each have the obligation to act in good faith with respect to their performance under this Contract, and shall make every reasonable effort to effectively communicate with each other, with the intent to facilitate and expedite the proper closing of this transaction.

         7. SETTING OF TIME OF SALE AND RESPONSIBILITY FOR FUTURE EXPENSES:

                  a. The point in time when the Buyer confirms that the URL has been formally transferred to the Buyer by the Seller, shall be referred to as the "Time of Sale". The Buyer will become the complete and unrestricted owner of the URL and the Associated Assets at the Time of Sale. The Seller shall be responsible for all expenses relating to the URL and its maintenance and hosting, if any, prior to the Time of Sale, and the Buyer shall be responsible for all such expenses after the Time of Sale.

                  b. The Buyer shall be responsible to pay when due any registration fees that will be due to InterNIC and Network Solutions, Inc., in connection with the URL being transferred from the Seller and placed in the name of the Buyer.

         8. CONTROLLING LAWS: The laws of the State of Delaware shall be applied in interpreting and enforcing this Contract and its provisions.

         9. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and this Agreement supersedes all previous communications, proposals, and representations, whether oral or written, relating thereto. It may be modified, changed, altered or amended only by a writing signed by each of the parties hereto, and it shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.



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         10. COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.


         IN WITNESS OF their voluntary agreement to the foregoing terms and conditions, this Contract is being executed on behalf of the Buyer and the Seller with the specific intention that it becomes binding upon them as of the date that is set forth in the first paragraph of this Contract.

"BUYER"                                         "SELLER"
POLITICS.COM, INC.



By:  /s/ Brian Wadsworth                           /s/ Kurt Ehrenberg
     --------------------------                    -------------------------
     Brian Wadsworth, President                     Kurt Ehrenberg
     2530 South Rural Road                          281 Wallis Road
     Tempe, Arizona 85282                           Rye, New Hampshire 03870




STATE OF NEW YORK                   )
                                    )ss:
COUNTY OF NEW YORK                  )


         The foregoing document was SUBSCRIBED AND SWORN TO before me, a duly authorized Notary Public, in and for the State and County that is set forth above, on this 17th day of September, 1999, by a person that is known by me to be Kurt Ehrenberg.


                                            /s/ Norma H. Gowen
                                            ------------------
                                             Notary Public

My Commission Expires:

         5/13/00
----------------------------